Exhibit 5.1




                                 March 20, 1998


New Horizon Kids Quest, Inc.
13705 First Avenue North
Plymouth, MN 55441

         Re:  New Horizon Kids Quest, Inc.

Gentlemen:

         In connection with the proposed issuance of up to 450,000 additional shares of common stock, $.01 par value (the "Shares"), of New Horizon Kids Quest, Inc. (the "Company") to be issued upon exercise of options granted under the Company's 1994 Long-Term Incentive and Stock Option Plan, as amended (the "Plan") and to be registered with the Securities and Exchange Commission upon the filing of a Registration Statement on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. Based thereon, we advise you that in our opinion the Shares have been duly authorized by the Company and, when duly executed and authenticated and paid for and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion relates only to an additional 450,000 shares approved for issuance under the Plan. A prior opinion relates to the original 300,000 shares authorized under the Plan. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Yours very truly,

                            /s/ DUNKLEY, BENNETT & CHRISTENSEN, P.A.